                                                                   EXHIBIT 99.1

                                  NEWS RELEASE

               ASSOCIATED MATERIALS REPORTS SECOND QUARTER RESULTS

CUYAHOGA FALLS, Ohio, August 9 -- ASSOCIATED MATERIALS INCORPORATED ("AMI" OR THE "COMPANY") today announced second quarter 2004 net sales of $301.6 million, a 67.2% increase over $180.4 million for the same period in 2003. For the six months ended July 3, 2004, net sales were $505.9 million or 73.7% higher than $291.3 million for the same period in 2003. The results for 2004 include the operations of the Company's subsidiary, Gentek Holdings, Inc. ("Gentek"). Gentek, which was acquired by AMI on August 29, 2003, contributed $93.8 million and $159.2 million of net sales for the second quarter and six months ended July 3, 2004, respectively.

Net income for the second quarter of 2004 was $16.7 million. This compares to net income of $10.3 million for the same period in 2003. For the six months ended July 3, 2004, net income was $7.6 million compared to net income of $5.3 million for the same period in 2003. Gentek contributed $3.9 million and $4.4 million of net income for the second quarter and six months ended July 3, 2004, respectively.

EBITDA (as defined below) for the second quarter of 2004 was $39.8 million. This compares to EBITDA of $25.9 million for the same period in 2003. For the six months ended July 3, 2004, EBITDA was $35.4 million compared to EBITDA of $25.5 million for the same period in 2003. Gentek contributed $8.4 million and $11.0 million of EBITDA in the second quarter of 2004 and six months ended July 3, 2004, respectively.

Adjusted EBITDA (as defined below) for the six months ended July 3, 2004 was $49.9 million. Adjusted EBITDA for the six months ended July 3, 2004 excludes a bonus paid to certain members of company management totaling approximately $14.5 million related to the completion of the offering of senior discount notes on March 4, 2004 by the Company's indirect parent company, AMH Holdings, Inc. ("AMH"). There were no adjustments to EBITDA for the second quarter of 2004 or for the quarter and six months ended June 28, 2003. A reconciliation of net income to EBITDA and to Adjusted EBITDA is included below.

Michael Caporale, President and Chief Executive Officer, commented, "I am very pleased with our second quarter results. We continued to experience strong sales and EBITDA growth."

Mr. Caporale continued, "Even with the recently announced federal interest rate increase, we remain optimistic about the underlying fundamentals of our industry. Mortgage rates continue to be at relatively low historical levels, consumer confidence continues to be strong, and consumers continue to invest in their homes."

RESULTS OF OPERATIONS

Net sales increased 67.2% during the second quarter of 2004 compared to the same period in 2003, driven by increased vinyl window and vinyl siding sales along with net sales from Gentek. Gross profit in the second quarter of 2004 was $83.3 million, or 27.6% of net sales, compared to gross profit of $56.8 million, or 31.5% of net sales, in the second quarter of 2003. The decrease in gross profit margin percentage is primarily due to the impact of the results contributed by Gentek as Gentek's gross margin percentage is typically lower than Alside's as a larger proportion of Gentek's net sales are to independent distributors versus contractors through company-owned distribution centers. Additionally, a portion of Gentek's net sales are from metal products, which typically have a lower margin percentage than vinyl windows and vinyl siding. Selling, general and administrative expense increased to $48.0 million, or 15.9% of net sales, for the second quarter of 2004 versus $33.7 million, or 18.7% of net sales, for the same period in 2003. The increase in selling, general and administrative expense is a result of the impact of the acquisition of Gentek, as well as the result of adding two new Alside supply centers in 2004. Income from operations was $35.3 million in the second quarter of 2004 compared to $23.1 million for the same period in 2003.

Net sales increased 73.7% for the six months ended July 3, 2004 compared to the same period in 2003, driven by increased vinyl window and vinyl siding sales along with net sales from Gentek. Gross profit increased to $133.7 million, or 26.4% of net sales, compared to gross profit of $85.0 million, or 29.2% of net sales, for the same period in 2003. The decrease in gross profit margin percentage was a result of the impact of the Gentek acquisition. Selling, general and administrative expense increased to $107.9 million, or 21.3% of net sales, for the six months ended July 3, 2004 versus $65.0 million, or 22.3% of net sales, for the same period in 2003. The increase in selling, general and administrative expense is the result of a management bonus paid in relation to AMH's offering of senior discount notes on March 4, 2004, the impact of the acquisition of Gentek, as well as the result of adding two new Alside supply centers in 2004 along with the three new supply centers added in 2003, which had a full six months of expense in 2004. Income from operations was $25.7 million for the six months ended July 3, 2004 compared to $20.0 million for the same period in 2003.

AMH

AMH remains in the process of registering notes with the Securities and Exchange Commission, which will be exchanged for its outstanding 11 1/4% senior discount notes on substantially equivalent terms. The attached consolidating financial information for the quarter and six months ended July 3, 2004 includes AMI and AMH, which conducts all of its operating activities through AMI. Including AMH's interest expense, which primarily consists of accretion on AMH's 11 1/4% senior discount notes, AMH's consolidated net income was $11.7 million and $1.0 million for the quarter and six months ended July 3, 2004, respectively.

                              *         *         *

Management will host its second quarter earnings conference call on Monday, August 9th at 11 a.m. Eastern Time. The toll free dial-in number for the call is
(877) 363-0523. A replay of the call will be available through August 16, 2004 by dialing (888) 769-9756 and entering the conference call identification number of 9413421. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company's web site at http://www.associatedmaterials.com.

                              *         *         *

Associated Materials Incorporated is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. AMI produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing, decking and railing. AMI is a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc., a wholly-owned subsidiary of AMH Holdings, Inc., which is controlled by affiliates of Harvest Partners, Inc. For more information, please visit the Company's website at http://www.associatedmaterials.com.

Founded in 1981, Harvest Partners has approximately $1 billion of invested and committed capital, and is focused on management buyouts and growth financings of profitable, middle-market specialty services, manufacturing and value-added distribution businesses, with a particular emphasis on multinational transactions. Harvest has significant capital available through its managed funds, which include numerous U.S. and European industrial corporations and financial institutions. For more information on Harvest Partners please visit its website at http://www.harvpart.com.

This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMI that are based on the beliefs of AMI's management. When used in this press release, the words "may," "will," "should," "expect," "intend," "estimate," "anticipate," "believe," "predict," "potential" or "continue" or similar expressions identify forward-looking statements. Such statements reflect the current views of AMI's management with respect to its operations and results of operations regarding the home building industry, economy, interest rates, availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, raw material costs and availability, national and regional trends in new housing starts, weather conditions, its ability to comply with certain financial covenants in loan documents governing its indebtedness, level of competition within its market, availability of alternative building products, its level of indebtedness, costs of environmental compliance, potential conflict between Alside and Gentek distribution channels, achievement of anticipated synergies and operational efficiencies from the acquisition of Gentek, shifts in market demand, and general economic conditions. These statements are subject to certain risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted.

For Further Information

At the Company:                            At Abernathy MacGregor Group Inc.:
D. Keith LaVanway                          Alison Brandt
Chief Financial Officer                    Media
(330) 922-2004                             (212) 371-5999

                              ASSOCIATED MATERIALS
                     CONDENSED STATEMENTS OF OPERATIONS (a)
                                   (UNAUDITED)
                  QUARTERS ENDED JULY 3, 2004 AND JUNE 28, 2003
                                 (IN THOUSANDS)

                                                       AMI                                                   AMH
                                           -----------------------------      AMH        Eliminations   Consolidated
                                             Quarter        Quarter         Quarter         Quarter        Quarter
                                              Ended          Ended           Ended           Ended          Ended
                                             June 28,       July 3,         July 3,         July 3,        July 3,
                                              2003           2004             2004            2004          2004
                                           -------------------------------------------------------------------------
Net sales................................    $ 180,363        $ 301,602        $      -      $        -    $ 301,602

Gross profit.............................       56,800           83,325               -               -       83,325

Selling, general and administrative
expense  ................................       33,704           48,040               -               -       48,040
                                             ---------        ---------          -------     ----------    ---------

Income from operations...................       23,096           35,285               -               -       35,285

Interest expense, net....................        5,483            6,254           7,516               -       13,770

Foreign currency loss....................            -              609               -               -          609
                                             ---------        ---------          -------     ----------    ---------
Income (loss) before income taxes........       17,613           28,422         (7,516)               -       20,906

Income taxes.............................        7,309           11,703         (2,541)               -        9,162
                                             ---------        ---------          -------     ----------    ---------
Income (loss) before equity income from
   subsidiaries..........................       10,304           16,719         (4,975)               -       11,744

Equity income from subsidiaries..........            -                -          16,719        (16,719)            -
                                             ---------        ---------          -------     ----------    ---------
Net income...............................    $  10,304        $  16,719        $ 11,744      $ (16,719)    $  11,744
                                             =========        =========        ========      ==========    =========

Other Data:
EBITDA (b)(c)............................    $  25,891        $  39,813
Adjusted EBITDA (b)(c)...................       25,891           39,813

                              ASSOCIATED MATERIALS
                     CONDENSED STATEMENTS OF OPERATIONS (a)
                                   (UNAUDITED)
                 SIX MONTHS ENDED JULY 3, 2004 AND JUNE 28, 2003
                                 (IN THOUSANDS)

                                                       AMI                                                   AMH
                                           -----------------------------      AMH        Eliminations   Consolidated
                                           Six Months     Six Months       Six Months      Six Months    Six Months
                                              Ended          Ended           Ended           Ended          Ended
                                            June 28,        July 3,         July 3,         July 3,        July 3,
                                              2003           2004             2004            2004          2004
                                           --------------------------------------------------------------------------
Net sales................................    $ 291,307        $ 505,923        $      -      $        -    $ 505,923

Gross profit.............................       84,968          133,680               -               -      133,680

Selling, general and administrative
expense  ................................       65,014          107,932               -               -      107,932
                                             ---------        ---------        ---------     ----------    ---------
Income from operations...................       19,954           25,748               -               -       25,748

Interest expense, net....................       10,921           12,266           9,940               -       22,206

Foreign currency loss....................            -              615               -               -          615
                                             ---------        ---------        ---------     ----------    ---------
Income (loss) before income taxes........        9,033           12,867         (9,940)               -        2,927

Income taxes.............................        3,749            5,247         (3,361)               -        1,886
                                             ---------        ---------        ---------     ----------    ---------
Income (loss) before equity income from
   subsidiaries..........................        5,284            7,620         (6,579)               -        1,041
                                                                      -
Equity income from subsidiaries..........            -                            7,620         (7,620)            -
                                             ---------        ---------        ---------     ----------    ---------
Net income...............................    $   5,284        $   7,620        $  1,041      $  (7,620)    $   1,041
                                             =========        =========        ========      ==========    =========

Other Data:
EBITDA (b)(c)............................    $  25,466        $  35,376
Adjusted EBITDA (b)(c)...................       25,466           49,874


                                                       AMI                                    AMH
                                           -----------------------------      AMH         Consolidated
                                           January 3,       July 3,         July 3,         July 3,
                                              2004           2004             2004            2004
                                           ------------ ---------------- --------------- ---------------
Selected Balance Sheet Data:
----------------------------
Cash                                          $  4,282         $  2,655        $     34        $  2,689
Accounts receivable, net.................      106,975          152,471               -         152,471
Inventory................................       97,907          122,327               -         122,327
Accounts payable.........................       49,881           81,633               -          81,633
Accrued liabilities......................       53,234           47,401             144          47,545
Long-term debt...........................      305,000          331,159         267,869         599,028

(a) Operating results for the quarter and six months ended July 3, 2004 include the results of the Company's Gentek Holdings subsidiary, which was acquired on August 29, 2003.

(b) EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers Adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included Adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company's ability to service its debt and / or incur debt and meet the Company's capital expenditure requirements; (ii) internally measure the Company's operating performance; and (iii) determine the Company's incentive compensation programs. In addition, the Company's credit facility has certain covenants that use ratios utilizing this measure of Adjusted EBITDA. The definition of EBITDA under the indenture governing the 9 3/4% notes due 2012 also excludes certain items. Adjusted EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings made with the SEC than as presented in this release, or not be presented at all. Adjusted EBITDA is not a measure determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP), as a measure of the Company's operating results or cash flows from operations (as determined in accordance with GAAP) or as a measure of the Company's liquidity. The reconciliation of the Company's net income to EBITDA and Adjusted EBITDA is as follows (in thousands):

                                                                          Six       Six
                                                   Quarter    Quarter    Months    Months
                                                    Ended      Ended     Ended      Ended
                                                   June 28,   July 3,   June 28,   July 3,
                                                     2003      2004       2003      2004
                                                   --------- ---------- --------- ----------

     Reconciliation of net income to EBITDA and
     ------------------------------------------
     Adjusted EBITDA (c):
     --------------------
     Net income..................................  $ 10,304   $ 16,719  $  5,284   $  7,620
     Interest....................................     5,483      6,254    10,921     12,266
     Taxes.......................................     7,309     11,703     3,749      5,247
     Depreciation and amortization...............     2,795      5,137     5,512     10,243
                                                   --------   --------  --------   --------
     EBITDA                                          25,891     39,813    25,466     35,376
     Management bonus (d)........................         -          -         -     14,498
                                                   --------   --------  --------   --------
     Adjusted EBITDA.............................  $ 25,891   $ 39,813  $ 25,466   $ 49,874
                                                   ========   ========  ========   ========


(c) The 2004 results of operations include the results of Gentek. A reconciliation of Gentek's net income to EBITDA for the quarter and six months ended July 3, 2004 are as follows (in thousands):

                                                           Quarter    Six Months
                                                            Ended        Ended
                                                           July 3,      July 3,
                                                            2004         2004
                                                          --------------------

     Reconciliation of Gentek's net income to EBITDA:
     ------------------------------------------------
     Net income.....................................      $ 3,900     $  4,365
     Interest.......................................          102          138
     Taxes  ........................................        2,609        2,938
     Depreciation and amortization..................        1,739        3,580
                                                          -------     --------
     Gentek's EBITDA................................      $ 8,350     $ 11,021
                                                          =======     ========

(d) Represents a management bonus paid in connection with the completion on March 4, 2004 of AMH's offering of senior discount notes.